Exhibit 99.1

MURPHY OIL PROVIDES FOURTH QUARTER EARNINGS GUIDANCE AND

REPORTS MALAYSIAN WELL RESULTS

EL DORADO, Arkansas, January 11, 2007 — Murphy Oil Corporation (NYSE:MUR) expects income for the fourth quarter of 2006 to be between $.40 and $.45 per diluted share.

Production during the quarter is estimated to average 92,000 barrels of oil equivalent (BOE) per day with sales volumes averaging 93,000 BOE per day. Dry hole charges for the quarter are now estimated to be $70 million including a charge of $22 million for the unsuccessful well at the Batu Kapur prospect offshore Sarawak. Total worldwide exploration expense, including dry hole charges, should be approximately $91 million during the quarter.

In the worldwide downstream business, the Company’s retail margins declined from the previous quarter’s record performance while refining margins were lower as well. Accordingly, total downstream operations are expected to reflect income of $20 million.

Corporate charges for the fourth quarter are expected to be approximately $10 million.

Earnings may vary based on prices and volumes from sale of the Company’s crude oil production, and due to variances in projected and actual downstream operating margins.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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